Exhibit 99.2

PRESS RELEASE

	Contact:	Bill Foust	Paul Roberts
		770-569-4203	770-569-4277

SCHWEITZER-MAUDUIT ANNOUNCES QUARTERLY DIVIDEND

AND DIRECTOR ELECTIONS

Alpharetta, GA, April 28, 2005. Schweitzer-Mauduit International, Inc. (NYSE: SWM) held its annual meeting of stockholders today and announced a quarterly dividend of fifteen cents ($.15) per share.  The Board of Directors declared the dividend payable on June 13, 2005 to stockholders of record on May 16, 2005.

Stockholders reelected two Class I directors to three-year terms expiring in 2008:

Claire L. Arnold, Chief Executive Officer of Leapfrog Services, Inc., a computer support company and network integrator; and Laurent G. Chambaz, Partner in the law firm of UGGC & Associés.  Independent directors continue to constitute a majority of the Company’s Board of Directors.

Schweitzer-Mauduit International, Inc. is a diversified producer of premium specialty papers and the world’s largest supplier of fine papers to the tobacco industry.  It also manufactures specialty papers for use in alkaline batteries, vacuum cleaner bags, overlay products, business forms and printing and packaging applications.  Schweitzer-Mauduit and its subsidiaries conduct business in over 90 countries and employ 3,700 people worldwide, with operations in the United States, France, Brazil, Indonesia and Canada.  For further information, please visit the Company’s Web site at www.schweitzer-mauduit.com.

# # #